Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference in Amendment No. 11 to the Registration Statement of Guggenheim Strategy Funds Trust (Form N-1A; File No. 811-22946) of our report dated November 29, 2018 on the financial statements and financial highlights of each of the series constituting Guggenheim Strategy Funds Trust included in the Annual Report to shareholders for the year ended September 30, 2018.

/s/ Ernst & Young LLP

Tysons, Virginia
January 25, 2019